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                                                                   EXHIBIT 10.12

                                 EXECUTION COPY

               ADP JOINT MARKETING/SALES REPRESENTATIVE AGREEMENT

AGREEMENT dated January 23, 1998 between NetStart, Inc., a Delaware corporation with offices at 11495 Sunset Hills Road, Reston Virginia 20190 ("NETSTART") and ADP, Inc., a Delaware corporation with offices at One ADP Boulevard, Roseland, New Jersey 07068 (together with its subsidiaries and affiliates, "ADP").

1.     Overview.

       A. ADP and NETSTART agree that ADP will conduct a pilot marketing program to market and obtain orders for NETSTART's Internet recruiting software (including TeamBuilder, TeamBuilder on-line, Career Builder, and any related product or service, collectively referred to herein as the "Products") to the current ADP client base, and/or to potential ADP clients, using a "co-brand strategy" (the "Pilot"). For purposes of this Agreement, "Co-brand strategy" shall mean that (i) NETSTART will package the Products for sale/distribution to ADP acquired clients (as defined below) with an ADP approved ADP logo; (ii) certain NETSTART product literature chosen by ADP will be reprinted (at ADP's cost) and will bear ADP's name and logo (standard NETSTART reports will not be changed); (iii) both ADP and NETSTART agree to cooperate with each other in the use of their respective logos; provided however, that in no event shall either party use the other party's name, trademark(s) or logo without prior written consent; and (iv) ADP and NETSTART will work together to develop a package of NETSTART products/services, which will be packaged together and offered exclusively to ADP, as provided below, including but not limited to a customized ADP web site (which shall be similar in form and functionality to NETSTART's existing TeamBuilder on-line web sites). NETSTART will be solely responsible for the development and support of the Products (including customer support); packaging, distribution and shipment of the Products to ADP clients and prospects and support of those clients; provided however, that if ADP requests special or non-standard NETSTART packaging, ADP shall pay the costs of customizing such packaging. ADP, as sales representative for NETSTART, shall be responsible for marketing and obtaining orders for the Products from its clients and prospects, as well as billing such clients and prospects for the Products, in accordance with the provisions of this Agreement. ADP's right to market and obtain orders for the Products is worldwide and is not limited in any respect (including but not limited to with respect to distribution channels, target markets and marketing strategies). Each ADP client or prospect that has purchased a Product and with respect to which ADP has forwarded an order form to NETSTART, shall be deemed to be an "ADP acquired client".

2.     Product Pricing and Revenue Sharing.

       A. ADP, as sales representative for NETSTART, may procure orders with no more than a 30% discount from NETSTART's list prices; provided however, that orders from certain clients may reflect greater discounts to match those being offered by NETSTART to comparably situated clients. ADP and NETSTART agree to cooperate in negotiating with large major and national account clients that require special pricing. NETSTART's current list prices are set forth in the attached Price Lists. NETSTART agrees to provide ADP with written notice of changes in pricing at least 30 days in advance of the effective date. NETSTART agrees that it will not increase the pricing shown in the attached Price List unless it is raising its prices to all customers generally. NETSTART further agrees, that at all times during the term of this Agreement, its charges to ADP acquired clients for services shall


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              be at least as low as its lowest charges for such services to any of its similarly situated customers and that it will not offer any other sales representative, or joint marketing, reseller or similar company, a combination of sales commissions and customer discounts that will be greater than those offered to ADP hereunder unless also offered to ADP.

       B. As its sales commission for sales arranged on behalf of NETSTART, ADP will be entitled to retain revenue for all sales of Products made to ADP acquired clients as follows:

              (i) Job postings to CareerBuilder and Affiliate Sites ("Affiliates" means all Internet Media Sites utilizing NETSTART'S CareerBuilder technology):

Total Quarterly Revenue*            % Revenue to ADP for              % Revenue to ADP for
------------------------          CareerBuilder Postings:               Affiliate Postings:
                                  -----------------------               -------------------
<  $18M/quarter                             50%                                 25%
   $18M-$60M/quarter                        54%                                 27%
>  $60M but < $120M/quarter                 57%                                 29%
>= $120M/quarter                            60%                                 31%


              (ii) Set-Up; Misc. Monthly Fees: ADP will also retain a pass through equal to 66% of all monthly minimum fees and of all client account set-up, installation and support fees for all ADP acquired clients.

              (iii) TeamBuilder Software Sales: ADP will also retain a pass through equal to 50% of all revenues received by ADP for all sales of TeamBuilder software made to ADP acquired clients.

              (iv) Advertising: ADP will also retain a pass through equal to 50% of all revenues received by ADP for all sales of on-line radio and banner advertising made to ADP acquired clients.

              (v) ADP will make revenue pass through payments to NETSTART by check, to the address indicated by NETSTART from time to time in writing, quarterly in arrears with respect to all revenues recognized by ADP in the previous quarter which arose under this Agreement. All such payments will be net of any credits issued to, 'bad debt' and similar write-offs for, ADP acquired clients. The revenue sharing percentage for CareerBuilder postings will be set each quarter in arrears at the quarterly revenue plateau achieved during such quarter. If the pre-paid revenue payments made by ADP under the terms of paragraph C below have been exhausted before June 1, 1999, then ADP shall make estimated revenue pass through payments to NETSTART monthly during the Monthly Payment Period, which will be reconciled quarterly in arrears. "Monthly Payment Period" shall mean the period commencing with the first full calendar month following the month in which the pre-paid revenue payments have been exhausted and ending on the earlier to occur of
              (1) June 30, 1999 and (2) the sixth monthly payment.

       * This is a total monthly revenue number that would be recognized under Generally Accepted Accounting Practices for all NETSTART related products and/or services for which orders were





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     procured by ADP, including CareerBuilder postings, Affiliate site postings,
     TeamBuilder Software, and other TeamBuilder On-line set-up or service fees, all as calculated without taking commissions payable to ADP into account. ADP shall continue to receive the revenue pass through for an ADP acquired client for as long as such client continues to receive any NETSTART product or service for which orders were procured by ADP, regardless of the termination or expiration of this Agreement or the status of the joint marketing/distribution relationship between ADP and NETSTART.

       C. Notwithstanding the foregoing, in recognition of certain marketing and developments costs incurred by NETSTART in launching this Pilot, ADP shall make a $1.5 million pre-paid revenue payment to NETSTART, payable as follows: (i) $500,000 payable upon execution of this Agreement by both parties, (ii) $500,000 payable to NETSTART upon commencement of Phase 2 and (iii) $500,000 payable to NETSTART upon commencement of Phase 3. NETSTART agrees that ADP shall be entitled to receive the first $1,500,000 revenue earned by NETSTART as a result of sales of the Products from orders procured by ADP

              For purposes of this Section, "Phase 2" shall mean the expansion of ADP's involvement in marketing and obtaining orders for the Products to clients and prospects in up to 12 of its Major Account regions which shall occur on or before May 1, 1998 and "Phase 3" shall mean the expansion of ADP's marketing of the Products nationally, to all of its Major Account regions (which at the time of signing this Agreement numbered 40) which shall occur on or before August 1, 1998. In each case the progression to the next Phase of the joint marketing/distribution arrangement shall be evidenced by ADP's written notification to NETSTART setting forth the date of such advancement. ADP shall be obligated to proceed to Phase 2 of the arrangement unless, in its reasonable business judgment one of the following events has occurred: (i) TeamBuilder on-line is no longer reasonably competitive in the marketplace (either in functionality or price) or (ii) NETSTART's client base (excluding ADP acquired clients) for its TeamBuilder on-line product is not at least 190 by April 1, 1998. ADP may elect, in its sole discretion, not to proceed to Phase 3 by giving written notice to NETSTART on or before June 1, 1998. If ADP elects not to proceed to Phase 3, then ADP shall not make the last $500,000 prepaid revenue payment and the exclusivity provisions contained in Section 3A and B below shall immediately terminate. If ADP elects to proceed to Phase 3, the final pre-paid revenue payment shall be made on or before June 30, 1998.

3.     Exclusivity:

       A. NETSTART agrees that it will not, without the prior written approval of ADP, during the term of this Agreement, enter into any new reseller, distribution or similar agreement with (i) any HRIS provider which offers payroll software or payroll processing services similar to those offered by ADP, to sell or distribute any or all of the Products in the United States or Canada or (ii) another payroll or benefits administration provider.

       B. ADP agrees that it's Employer Services division will not, without the prior written approval of NETSTART, during the term of this Agreement, enter into any new joint marketing, reseller, distribution or other arrangement, or any agreement similar in nature to this Agreement with another provider of Internet recruitment services which offers products or services similar to NETSTART's TeamBuilder on-line product (or its successor(s)) in the United States or Canada. Notwithstanding the foregoing, ADP may enter into such an arrangement with a provider of a product/service that has features/functionality not





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              adequately addressed by TeamBuilder on-line or that targets a market segment not adequately served by TeamBuilder on-line.

4.     ADP Agrees to:

       A. Forward, either by facsimile or electronically, to NETSTART headquarters an order form for each ADP client or prospect electing to contract for any of the Products, with terms and conditions similar to the NETSTART agreement attached to this Agreement. NETSTART may reject any order which contains terms which are additional or different from those in such attached agreement or is received from a customer determined by NETSTART in its reasonable business judgment to be unacceptable.

       B. Market the Products to its existing and prospective clients through, at a minimum, its Major Accounts Division direct sales force (the "Sales Team") and its web-site.

       C. Do all billing and collections for any NETSTART or Affiliate products and/or services for which the order was procured by or on behalf of ADP. NETSTART will work with ADP in good faith to define the necessary processes, procedures, and data flows to enable ADP to perform this billing and collection function. It is also agreed that NETSTART will, upon written request by ADP, assume responsibility for performance of the billing and collection for NETSTART or Affiliate products and/or services for which the order was procured by or on behalf of ADP on a monthly basis; provided however, that if ADP has not assumed responsibility for these billing and collection functions prior to Phase 3, ADP's revenue share will decrease by 5% until such time as ADP has assumed the billing and collections responsibilities.

       D. Allow on-site visits at NETSTART's option to ADP's place or places of business upon reasonable prior written notice and during normal business hours and allow NETSTART, or its accountants, to periodically examine and make copies of all books and records of ADP insofar as they relate to this Agreement.

       E. Establish "roll-call", sales incentive and commission policies for the Products that are consistent with those established by ADP with respect to ADP's own products and services.

       F. Not to disassemble, decompile or otherwise reverse engineer the Products or otherwise attempt to learn the source code, structure or algorithms or ideas underlying the Products or modify the Products.

       G. To keep NETSTART informed as to any material problems encountered with the Products and any resolutions arrived at for those problems, and to communicate (unless prohibited by confidentiality obligations) promptly to NETSTART any modifications, design changes or improvements of the Products suggested by any customer, employee or agent. ADP will also promptly notify NETSTART of any infringement of any trademarks or other proprietary rights to the Products of which ADP becomes aware.

       H. Defend, indemnify and hold NETSTART, its successors, assigns, officers, directors, employees, associates or agents harmless from and against any and all claims and causes of action brought against NETSTART by a third party, including any and all damages, losses, expenses, attorney's fees, costs and liabilities sustained by NETSTART arising out


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              of the failure of ADP to meet its obligations under this
              Agreement. In any proceeding to enforce this indemnification, all defenses to the claimed failure to meet obligations are preserved.



5.     NETSTART Agrees to:

       A. Assist ADP with the development of marketing materials, sales training for the ADP sales force and the presentation of the Products to target ADP's Major Accounts.

       B. Perform all customer account set-up; customer orientation and training (to the same extent NETSTART offers orientation and training to its non-ADP acquired clients); order entry; customer service; product support; order processing and delivery; and report interpretation; as well as any other function normally performed by NETSTART in selling (other than the marketing and billing/collection activities expressly undertaken by ADP pursuant to the terms of this Agreement) and supporting its products, including without limitation the following:

              (i) Manufacturing- NETSTART will manufacture all goods and assemble the Products. NETSTART will choose all vendors used for manufacturing, including printing, disk duplication and assembly.

              (ii) Fulfillment-NETSTART will handle all fulfillment of the Products', sales, including warehousing, pick and pack, labeling of package, carrier (shipper) cost and selection, tracking of shipment as well as management of returns.

              (iii) Billing Support-NETSTART will track all sales of the Products made from orders procured by ADP and will develop and maintain a billing summary report (the content, format and transmission method of which will be approved by ADP) and will forward such report to ADP within 15 days of the end of each calendar month.

              (iv) Technical Support-NETSTART will handle all technical support for the Products' customers (from 8 AM to 8 PM
                     EST); all calls associated with the Products, including customer comments, product enhancements and technical flaws will be tracked and addressed by NETSTART. NETSTART will make their call log available to ADP upon request.

              (v) Customer Service-NETSTART will also handle all customer service and will have representatives available from 8 AM to 8 PM EST to receive customer calls. NETSTART will establish and maintain a toll-free telephone number which will be exclusively available to ADP acquired clients for customer service and technical support (including, but not limited to, implementation of NETSTART products and services). NETSTART will also track all customer service issues and a report of such customer service activities will be made available to ADP upon request.

              (vi) Packaging- NETSTART will manage all packaging activities including design, film, printing, and assembly. ADP will have the opportunity to proof and approve package design to ensure that ADP's brand integrity is maintained.

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              (vii)  Updates; Product Enhancements-NETSTART will maintain an appropriate staff (both in size and qualifications) to continually update and enhance the Products, so that the Products contain those features and functionality (including but not limited to, compatibility with state-of-the-art platforms and Internet services) required to keep the Products competitive in the marketplace. NETSTART will consider in good faith all Product improvements recommended by ADP.

       C. Process and fulfill orders for ADP acquired clients in the same manner and with the same urgency and degree of care as its non-ADP acquired clients.

       D. Provide Product literature and sales tools for the ADP Sales Team and to package the Products with the appropriate product reference guides and instructions. It is agreed that all such packaging will be approved in advance by ADP and NETSTART and that the reproduction of all such literature shall be at ADP's expense.

       E. Allow on-site visits at ADP's option to NETSTART's place or places of business upon reasonable prior written notice and during normal business hours and allow ADP, or its accountants, to periodically examine and make copies of all books and records of NETSTART insofar as they relate to this Agreement.

       F. Use all reasonable efforts to assist ADP in integrating the TeamBuilder on-line products with ADP products; such integration will include, at a minimum, development of a link from ADP's PC Payroll for Windows, HR Perspective and CSS HRizon products to TeamBuilder on-line which will enable a user to access NETSTART's on-line recruiting product by merely 'clicking' on an icon.

       G. Develop and launch a TeamBuilder on-line site for ADP on or before January 15, 1998. ADP's on-line recruiting web site will consist of developing a private-label ADP career center integrating NETSTART's Internet recruiting technology into ADP's Web site. NETSTART will consult with ADP on the specifications and will consider all ADP suggestions and modifications in good faith.

       H. Promptly inform ADP of (a) any problems encountered with the products or services and any resolutions arrived at for those problems; (b) all modifications, additions or changes in the products or services or its marketing strategy with respect thereto; (c ) required changes in the marketing, sales or related documentation and (d) known changes in any laws or regulations, in each case to the extent it that would affect ADP's ability to perform its obligations under this Agreement. For purposes of clause (a) of this paragraph H, "promptly" shall mean within three
              (3) business days of NETSTART's discovery of the problem and/or resolution.

       I. To honor the pricing set forth in each customer's order form for the term set forth therein, regardless of termination of this Pilot or NETSTART's marketing relationship with ADP.

       J. Warrant that the TeamBuilder software, CareerBuilder and TeamBuilder on-line services (and any successor products and services) will (i) perform functionally as described in NETSTART's published marketing literature and specifications and (ii) be free from material defects in design, workmanship and materials which prevent them from being used

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              for their intended purposes. NETSTART MAKES NO OTHER WARRANTIES
              WITH RESPECT TO THE PRODUCTS OR ANY SERVICES AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, INFRINGEMENT (EXCEPT AS SET FORTH BELOW IN PARAGRAPH K) AND FITNESS FOR A PARTICULAR PURPOSE.

              K. Defend, indemnify and hold harmless ADP, its successors, assigns, officers, directors, employees, associates or agents harmless from and against any and all claims and causes of action brought against ADP by a third party, including any and all damages, losses, expenses, attorney's fees, costs and liabilities sustained by ADP arising out of the failure of the NETSTART to meet its obligations under this agreement. In any proceeding to enforce this indemnification, all defenses to the claimed failure to meet obligations are preserved. NETSTART shall also defend, indemnify and hold harmless ADP, at NETSTART's own cost and expense, from any claims, actions, suits or proceedings asserted or brought in connection with any allegations that the Products infringe or violate any patent, copyright, trade secret or other proprietary right of any third party and NETSTART shall hold ADP harmless from and against any and all costs (including reasonable attorneys' fees), damages, interest and liabilities assessed against or incurred by ADP in connection with any such claim, action, suit or proceeding; provided that ADP has taken all reasonable steps to mitigate any potential damages which may result, provided that such steps do not require ADP to incur any out-of-pocket costs or expenses. ADP agrees to promptly notify NETSTART of any and all threats, claims and proceedings arising under this indemnification and to give reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise to NETSTART. NETSTART will not be responsible for any settlement entered into by ADP that it did not approve in writing. The foregoing indemnification obligation of NETSTART does not apply to the extent that the infringing Product or portions or components thereof or modifications thereto were not supplied or approved by NETSTART, or were combined with other products, processes or materials not supplied or approved by NETSTART (where the alleged infringements relates to such combination).



6.     Product Training/Meeting Attendance.

       A. In addition to any specific obligations set forth above in Sections 4 and 5, each party agrees, to the extent relevant to this Agreement, to cooperate with the other in good faith to educate and train such other party with respect to its business, products and services; including without limitation, permitting the other party to attend relevant sales or user group meetings. The extent of each party's participation in such meetings and the selection of which meetings to attend shall be mutually agreed upon between ADP and NETSTART.

       B. Each party also agrees to cooperate in good faith to identify and attend appropriate seminars and conventions and, where appropriate, to make a joint presentation or set-up a joint booth (or its equivalent) at such events.

       C. ADP and NETSTART shall each bear responsibility for the cost of their respective foregoing meeting, seminar and convention attendance and visits.


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7.     ADP's Equity Investment

       A. Pursuant to the terms of the Class D Convertible Preferred Stock Purchase Agreement and the Warrant Agreement, each between ADP and NETSTART and of even date herewith, ADP has purchased 5.8% of the Class D Convertible Preferred Stock of NETSTART for the sum of $3 million. ADP and NETSTART intend to create an ongoing strategic relationship between their two businesses, in part through the acquisition by ADP of the minority interest in NETSTART and in part by entering into this joint marketing/distribution agreement.

8.     Term and Termination.

       A. This Agreement shall continue until the second anniversary of the date hereof (the "Initial Term"), and thereafter shall continue automatically unless and until terminated in accordance with the following provisions:

              (i) ADP may terminate this Agreement at any time after the Initial Term by giving NETSTART not less than one hundred and twenty (120) days' written notice;

              (ii) NETSTART may terminate the exclusivity provisions of this Agreement (Section 3, paragraphs A & B together but not separately) as follows: (a) by written notice to ADP within 60 days of the end of the Initial Term, if total annual revenues generated from ADP acquired client's (without deducting ADP's revenue pass back) did not equal or exceed $17.5 million in the Initial Term; (b) by written notice to ADP if total annual revenues generated from ADP acquired clients (without deducting ADP's revenue pass back) in the first year after the Initial Term do not equal or exceed $17.5 million; (c ) by written notice to ADP if total annual revenues generated from ADP acquired clients (without deducting ADP's revenue pass back) in the second year after the Initial Term do not equal or exceed $35 million; or, $50 million in any year thereafter; or (d) by giving 90-days prior written notice to ADP if ADP offers a product/service for sale in the United States which is substantially similar to TeamBuilder on-line;

              (iii) NETSTART may terminate this Agreement at any time after the third anniversary of this Agreement, as follows: (a) by giving one year prior written notice to ADP if total annual revenues generated from ADP acquired clients (without deducting ADP's revenue pass back) did not equal or exceed $5 million in any one year; (b) by giving two years prior written notice to ADP if total annual revenues generated from ADP acquired clients (without deducting ADP's revenue pass back) did not equal or exceed $10 million in any two-year period; or (c ) by giving three years prior written notice to ADP if total annual revenues generated from ADP acquired clients (without deducting ADP's revenue pass back) did not equal or exceed $20 million in any three-year period; and

              (i) Either party may terminate this Agreement for cause immediately upon the occurrence of an Event of Default (defined below in Section 9).

       B. Notwithstanding termination or expiration of this Agreement, NETSTART's obligation to pay the revenue pass through to ADP shall continue with respect to each ADP acquired client as provided for herein.

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9.     Events of Default.

       A.     The following constitute events of default under this Agreement:
              (a) if the other party ceases to do business, or otherwise terminates its business operations or if there is a material change in control of the other; (b) if the other party materially breaches any material provision of this Agreement and fails to substantially cure such breach within 30 days of receipt of written notice describing the breach; or ( c) if the other party becomes insolvent, generally stops paying its debts as they become due or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within 90 days). For purposes of this provision, a "change of control" shall not include a registered public offering of either company's stock pursuant to the Securities Act of 1933.

10.    Dispute Resolution.

       A. All disputes, controversies, or claims arising out of or relating to this Agreement ("Disputes") shall be referred to an Advisory Board (such Board to consist of 2 designees from each of ADP and NETSTART) prior to escalation to Senior Management. The Advisory Board shall meet within 5 business days, or as soon thereafter as reasonably practicable, of receiving notice of a Dispute. In the event that the Advisory Board is unable to resolve, or does not anticipate resolving, the Dispute within 10 business days of the date of the meeting during which such Dispute was considered, the Advisory Board shall notify the senior executive selected by each party pursuant to Section 10B below. No Dispute under this Agreement shall be the subject of any formal legal proceeding between ADP and NETSTART before being considered by the Advisory Board and senior management, except for an action to seek injunctive relief to stay a breach of this Agreement.

       B. Either party may, upon notice and within 5 business days of receipt of a notice from the Advisory Board pursuant to Section 10A, elect to utilize a non-binding resolution procedure whereby each presents its case at a hearing (the "Hearing") before a panel consisting of a senior executive of each of the parties. If a party elects to use the procedure set forth in this Section 10B, the other party shall participate. The Hearing will occur as soon as reasonably practicable after a party serves notice to use the procedure set forth in this Section. Each party may be represented at the Hearing by lawyers. If the matter cannot be resolved at the Hearing, each party's only recourse will be binding arbitration as provided for in Section 10C below and the proceedings occurring pursuant to this Section 10B will have been without prejudice to the legal position of either party. No arbitration or other legal proceeding may commence concerning the Dispute until 10 business days have elapsed from the first day of the Hearing. The parties shall each bear their respective costs incurred in connection with the procedure set forth in this Section 10B, except that they shall share equally the cost of any facility used for the Hearing.

       C. If a Dispute is not resolved pursuant to Section 10B, then either party may, within 30 days after the completion of the procedures set forth in Sections 10A and 10B above, upon notice, submit the dispute to formal binding arbitration. The arbitration shall be held in New York, New York before a panel of three arbitrators. Either ADP or NETSTART may by notice to the other party demand arbitration, by serving on the other party a statement of the dispute,

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              controversy or claim, and the facts relating or giving rise thereto, in reasonable detail and the name of the arbitrator selected by it. Within 10 days after receipt of such notice, the other party shall name its arbitrator, and the two arbitrators named by the parties shall, within 10 days after the date of such notice, select the third arbitrator. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association, as may be amended from time to time.

11.    General Provisions.

       A. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE.

       B. All information communicated to one party by the other, whether before or after the commencement of the Pilot, shall be and was received in confidence and shall be used only for the purposes of this Agreement. No such information, including the terms of this Agreement, shall be disclosed by the recipient party, its agents or employees, or used for any purpose other than the performance of the terms of the Agreement without the prior written consent of the other party. The foregoing will not prevent either party from disclosing information which belongs to such party or is (i) already known by the recipient party without an obligation of confidentiality; (ii) publicly known or becomes publicly known through no unauthorized act of the recipient party; (iii) rightfully received from a third party; (iv) independently developed by the recipient party without use of the confidential information of the other party; (v) disclosed without similar restrictions to a third party by the party owning the confidential information; (vi) approved by the other party for disclosure; or
              (vii) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the disclosing party provides the other party with notice (if possible) of such requirement prior to any such disclosure.

       C. ADP acknowledges and agrees that the Products, and all copies thereof, constitute valuable trade secrets of NETSTART and/or proprietary and confidential information of NETSTART and title thereto remains in NETSTART. Ownership of all applicable copyrights, trade secrets, patents and other intellectual property rights in the Products are and shall remain vested in NETSTART.

       D. Both ADP and NETSTART are committed to the highest levels of product quality and customer service and agree to work together to identify appropriate measures of quality and service and to put in place processes and procedures aimed at attaining these levels to the satisfaction of both parties. Additionally, both parties agree to conduct themselves and perform their obligations according to the highest ethical and performance standards.

       E. It is understood that any and all customers for which ADP has obtained a NETSTART User Agreement or order form are ADP clients. ADP retains the right to contact such clients at any time, through any means, during and after the term of this Agreement; including, but not limited to, for purposes of notifying such clients that this Pilot or ADP's marketing relationship with NETSTART has ended. It is also agreed that NETSTART has the foregoing right to contact such clients.

       F. During the term of this Agreement and for a period of one year thereafter, neither party shall, without the other party's written approval, solicit for employment nor employ (either as an employee, contractor, independent agent or representative of another vendor) any of the other party's employees involved in the performance of this Agreement.

       G. All aspects of the Pilot and/or joint marketing relationship not otherwise covered in this Agreement shall be subject to the mutual agreement of ADP and NETSTART. This Agreement may not be assigned by either party without the written consent of the other party.

       H. All notices, requests, consents and other communications provided for by this Agreement shall be in writing and shall be deemed given when mailed at any general branch United States Post Office enclosed in a registered or certified postpaid envelope or sent via overnight courier, to the parties at the addresses set forth below or to such changed address as each party may designate by notice to the other:

               If to ADP:                             If to NETSTART:
               One ADP  Boulevard                     11495 Sunset Hills Road
               Roseland, New Jersey 07068             Reston, Virginia  20190
               Attn:   VP of Internet Development     Attn:   Thomas Young, Director of Alliances

               with a copy to:
               Automatic Data Processing, Inc.
               One ADP Boulevard
               Roseland, New Jersey  07068
               Attn:  General Counsel

       I. ADP and NETSTART agree that each is acting independently of the other, that they are not joint venturers, and that neither is an agent of the other.

       J. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom. If any provision in this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives on the date first above set forth.

        ADP, INC.                         NETSTART, INC.


By: /s/ GARY BUTLER                       By: /s/ RICHARD WATHEN
   -------------------------                 -------------------------
        (Signature)                              (Signature)

Name:   Gary Butler                       Name:   Richard Wathen
   -------------------------                 -------------------------
        (type or print)                             (type or print)

Title:                                    Title:  Controller
   -------------------------                 -------------------------

                   ADDENDUM TO THE ADP JOINT MARKETING/SALES
                            REPRESENTATION AGREEMENT
                                    BETWEEN
          ADP, INC. AND CAREERBUILDER, INC. (FORMERLY, NETSTART, INC.)

This Addendum, made as of November 17, 1998, by and between ADP, Inc. ("ADP") with its principal office at One ADP Boulevard, Roseland, New Jersey 07068 and Careerbuilder, Inc. (formerly, Netstart, Inc., "Careerbuilder"), with its principal office at 11495 Sunset Hills Road, Reston, Virginia 20190, contains changes, modifications, revisions and additions to the ADP Joint Marketing/Sales Representation Agreement dated January 23, 1998 (the "Agreement").

In consideration of the mutual covenants contained in the Agreement and in this Addendum, and for other good and valuable consideration receipt of which is hereby acknowledged, notwithstanding anything to the contrary contained in the Agreement, ADP and Careerbuilder agree as follows:

1. Section 2 B is amended by deleting the numbers 25%, 27%, 29% and 31% in the % Revenue to ADP for Affiliate Postings column in clause (i) thereof and replacing them with the following new numbers: "33 1/3%, 35 1/3%; 37 1/3%; and 39 1/3%" for all purposes under the Agreement.

2. ADP and Careerbuilder agree that ADP is entitled to retain a pass through on Affiliate Posting revenue in the new higher, percentages set forth in paragraph 1 above, prospectively for all sales of Products made to ADP acquired clients commencing on the date of this Addendum.

All other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms and conditions of this Addendum and the terms and conditions of the Agreement, this Addendum shall prevail. The terms defined in the Agreement and used in this Addendum shall have the same respective meanings as set forth in the Agreement, unless clearly otherwise defined in this Addendum.

IN WITNESS WHEREOF, this Addendum to the Agreement is hereby executed by an authorized representative of each party hereto as of the date first above written.

ADP, INC.                                     CAREERBUILDER, INC.


By:   /s/ GEORGE I. STOECKERT                By: /s/ ROBERT MCGOVERN
   ----------------------------------------     --------------------------------
Name: George I. Stoeckert                     Name: Robert McGovern
     --------------------------------------       ------------------------------
Title: President, Major Accounts Division     Title: CEO
      -------------------------------------        -----------------------------




agrmnt/careerad